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                                                                    EXHIBIT 99.4


                               ELWOOD ENERGY LLC

                               OFFER TO EXCHANGE
                      8.159% SENIOR SECURED BONDS DUE 2026


To Securities Dealers, Commercial
Banks, Trust Companies and Other Nominees:

     Enclosed for your consideration is a Prospectus dated ____, 2002 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Elwood Energy LLC (the "Issuer") to exchange all of its outstanding 8.159% Senior Secured Bonds due 2026, issued in reliance upon an exemption from registration under the Securities Act of 1933 (the "Senior Bonds"), for bonds having identical terms that have been registered under the Securities Act (the "Exchange Bonds").

     We are asking you to contact your clients for whom you hold Senior Bonds registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Senior Bonds registered in their own name. The Issuer will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders under the Exchange Offer. You will, however, be reimbursed by the Issuer directly for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay all transfer taxes, if any, applicable to the tender of Senior Bonds to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed are copies of the following documents:

     1.   The Prospectus;
     2. A Letter of Transmittal for your use in connection with the tender of Senior Bonds and for the information of your clients;
     3. A form of letter that may be sent to your clients for whose accounts you hold Senior Bonds registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;
     4.   A form of Notice of Guaranteed Delivery; and
     5. Guidelines for Certification of Taxpayer Identification Number on Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on _________________, 2002, unless extended (the "Expiration Date"). Senior Bonds tendered in the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time before the Expiration Date.

     To tender Senior Bonds, certificates for Senior Bonds or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the Exchange Agent, Bank One Trust Company, National Association, 1 Bank One Plaza, Mail Suite 1L 1-0134, Chicago, Illinois 60670-0134, Attention: Exchange Floor, Global Corporate Trust Services, telephone (800) 524-9472.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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